UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2007 (April 27, 2007)

BUCYRUS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50858	39-0188050
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	P.O. Box 500 1100 Milwaukee Avenue South Milwaukee, Wisconsin	53172
	(Address of principal executive offices)	(Zip Code)

(414) 768-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Bucyrus International, Inc., a Delaware corporation (“Bucyrus” or the “Company”), entered into a credit agreement, dated as of April 27, 2007 (the “Credit Agreement”), with JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), J.P. Morgan Securities Inc., as sole bookrunner and lead arranger, and the lenders party thereto. The Credit Agreement provides for a new $160 million secured term loan credit facility that matures on the first to occur of (1) May 5, 2007, and (2) the date of the closing of the Company’s previously announced acquisition of DBT GmbH and its subsidiaries. The loan bears interest at 1.25% per annum. The loan proceeds were contributed to the capital of Bucyrus Holdings GmbH, a wholly-owned German subsidiary of Bucyrus, which in turn used the proceeds to make a capital contribution in a like amount to DBT Holdings GmbH. DBT Holdings GmbH is the indirect, German special purpose acquisition subsidiary of Bucyrus that will acquire the shares of capital stock of DBT GmbH. Immediately after such capital contribution, DBT Holdings GmbH will make an intercompany loan of the capital contribution back to Bucyrus so that Bucyrus may then immediately repay its borrowings under the Credit Agreement.

On April 27, 2007, Bucyrus entered into a fourth amendment and consent to its Amended and Restated Loan and Security Agreement among Bucyrus, certain subsidiaries of Bucyrus, the financial institutions party thereto, GMAC Commercial Finance LLC, as Agent, JPMorgan Chase Bank, as documentation agent, and LaSalle Bank National Association, as syndication agent, which permits Bucyrus to enter into and consummate the transactions contemplated by the Credit Agreement described above.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed above and incorporated by reference herein, on April 27, 2007, Bucyrus entered into the Credit Agreement on the terms described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCYRUS INTERNATIONAL, INC.

Dated: May 1, 2007	By:	/s/Craig R. Mackus
	Name:	Craig R. Mackus
	Title:	Chief Financial Officer and Secretary

3